THIRD AMENDMENT TO LEASE
THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 18th day of January, 2018 (the “Execution Date”), by and between BMR-LINCOLN CENTRE LP, a Delaware limited partnership (“Landlord”), and ILLUMINA, INC., a Delaware corporation (“Tenant”).
RECITALS
A.WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of December 30, 2014, as amended by that certain First Amendment to Lease dated as of February 23, 2016 and that certain Second Amendment to Lease dated as of August 15, 2016 (collectively, the “Existing Lease”), whereby Tenant leases certain Premises from Landlord located at 200-500 and 800 Lincoln Centre Drive in Foster City, California;
B.WHEREAS, Landlord and Tenant desire to establish and confirm the Phase 1 Rent Commencement Date for Buildings A and D; establish and confirm the Phase 2 Rent Commencement Date for Building B; and resolve certain differences that have arisen between Landlord and Tenant regarding Tenant’s claimed obligation to commence paying Rent, the dates that TI Ready Condition for Buildings A, B and D and other Key Milestone Dates occurred, the performance of certain work at the Project, and the apportionment of certain costs incurred by Landlord and Tenant in connection with the construction of the Project; and
C.WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.
AGREEMENT
NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:
1.Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the Effective Date (as defined in Section 12 below), the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.
2.Rent Commencement Dates. Notwithstanding anything to the contrary set forth in the Existing Lease, from and after the Effective Date, the “Phase 1 Rent Commencement Date” for Buildings A and D shall be January 16, 2018 for all purposes under the Lease, and the “Phase 2 Rent Commencement Date” for Building B shall be November 16, 2018 for all purposes under the Lease. As of the Effective Date, Sections 2.4(b) and 2.4(c) of the Existing Lease are hereby deleted in their entirety.
3.Term Expiration Date. From and after the Effective Date, the “Term Expiration Date” for Buildings A and D shall be January 15, 2033 for all purposes under the Lease, and the “Term Expiration Date” for Building B shall be November 15, 2033 for all purposes under the Lease, subject to Tenant’s option to extend the Term of the Lease for Buildings A and D to be coterminous with the Term of the Lease for Building B pursuant to the last paragraph of Section 2.5. As of the Effective Date, Section 2.5(a) and the first sentence of Section 2.5(b) of the Existing Lease are hereby deleted in their entirety.
4.Commencement of Additional Rent. As of the Effective Date, Landlord and Tenant acknowledge and agree that Tenant’s obligation to pay Additional Rent (including Operating Expenses, Insurance Expenses, Taxes and the Property Management Fee) with respect to Buildings A and D shall commence on January 16, 2018; provided, however, that nothing in this section shall amend Tenant’s obligations under Section 13.4 of the Existing Lease.
5.Payment of Rent and Certain Other Costs. Attached hereto as Exhibit A is an invoice setting forth the Base Rent and the Additional Rent due from Tenant to Landlord for the month of January 2018 under the Lease (the “Invoice Amount”). Tenant shall pay an amount equal to the sum of the Invoice Amount, plus $687,987.00 (collectively, the “Tenant Payment Amount”) to Landlord by wire transfer of immediately available funds on or before the date that is seven (7) business days after the Execution Date (the “Tenant Payment Deadline”). For purposes of clarity, the notice requirements and cure periods applicable to payments of Rent under Sections 28.1 and 28.4(a) of the Existing Lease shall not apply to the payment of the Tenant Payment Amount by the Tenant Payment Deadline, and time is of the essence with respect to the payment of the Tenant Payment Amount by the Tenant Payment Deadline.
6.Claimed Existing Default. Landlord acknowledges and agrees that the full execution and delivery of this Amendment and the payment by Tenant to Landlord of the Tenant Payment Amount by the Tenant Payment Deadline in accordance with this Amendment shall cure the alleged (by Landlord, with which Tenant disagrees and disputes) Default arising from Tenant’s failure to commence paying Rent as described in the notices dated November 17, 2017, November 29, 2017 and December 7, 2017 delivered by Landlord to Tenant (the “Claimed Existing Rent Default”), in which case, as of the Effective Date, Landlord shall: (a) covenant not to seek or pursue any rights or remedies under the Lease, at law or in equity, to the extent arising from such Claimed Existing Rent Default; and (b) release any and all such claims, rights, and remedies to the extent arising from such Claimed Existing Rent Default in accordance with Section 7 below.
7.Resolution of Disputes; Mutual Releases.
(a)    Landlord and Tenant hereby acknowledge and agree that the full execution and delivery of this Amendment by Landlord and Tenant and the payment by Tenant to Landlord of the Tenant Payment Amount by the Tenant Payment Deadline in accordance with this Amendment is intended to fully and finally resolve all disputes regarding the Existing Lease between Landlord and Tenant existing as of the Effective Date, including but not limited to the disputes regarding Tenant’s obligation to commence paying Rent under the Lease, the occurrence of TI Ready Condition for Buildings A, B and D and other Key Milestone Dates under the Lease, the performance of certain work at the Project, and the apportionment of any increased costs incurred by Landlord or Tenant in connection with the construction of the Project under the Existing Lease, and including but not limited to the disputes described in the letters dated December 19, 2016, August 29, 2017, October 6, 2017, November 8, 2017, November 16, 2017 and December 6, 2017 from Tenant to Landlord and the letters dated July 27, 2017, October 12, 2017, November 9, 2017, November 17, 2017, November 22, 2017, November 29, 2017, December 7, 2017 and January 9, 2018 from Landlord to Tenant.
(b)    Tenant acknowledges and agrees that, from and after the Execution Date, Tenant shall not request (and in any event, Landlord shall not be obligated to implement) any further changes to the plans for the Project and Base Building Work with respect to the Premises issued by Landlord’s architect, Hellmuth, Obata & Kassabaum, Inc. as Project Number 13.04005, last updated by Addendum No. 71 on December 21, 2017, as set forth in the drawing index attached hereto as Exhibit B, or the scope of or specifications for such Project and Base Building Work reflected in such plans (collectively, the “Current Project and Base Building Plans”). The site plan attached as Exhibit A to that certain Option Agreement dated as of August 15, 2016 between Landlord and Tenant (the “Option Agreement”) reflects a basketball court located on the Expansion Land (as defined in the Option Agreement). Landlord is not obligated to construct the basketball court because Tenant has not exercised the Expansion Option (as defined in the Option Agreement). If Tenant desires to construct a basketball court prior to exercising the Expansion Option, then Tenant may elect in its sole discretion to submit a written TI Change Request for a TI Change to the Approved TI Plans in accordance with Section 3.3 of the Work Letter attached as Exhibit B to the Existing Lease (the “Work Letter”) for the construction and installation of a basketball court within the Project, and if Tenant elects to submit such TI Change Request, then in addition to the containing the information required by Section 3.3(a) of the Work Letter, the TI Change Request shall specify Tenant’s proposed location for the basketball court, which may be on the Expansion Land . So long as the TI Change Request complies with Section 3.3(a) of the Work Letter and the proposed location of the basketball court is reasonably acceptable to Landlord, Landlord shall approve the TI Change Request in accordance with Section 3.3(b) of the Work Letter, provided, however, that it shall be reasonable for Landlord to withhold its consent to any proposed location for the basketball court that would permanently reduce the parking spaces for the Project, cause or result in any violation of any Applicable Law or any applicable entitlement, permit or other governmental approval for the Project, or require any changes to the Current Project and Base Building Plans or the existing Entitlements for the Project and Base Building Work. If Tenant submits and Landlord approves a TI Change Request for a basketball court prior to Tenant’s exercise of the Expansion Option, then Tenant shall be solely responsible for the construction of the basketball court and payment of all costs incurred in connection with the construction and installation of such basketball court. If the basketball court is located on the Expansion Land, and if Tenant exercises the Expansion Option (as defined in the Option Agreement), then at any time prior to final completion of the Expansion Space, Landlord may relocate the basketball court to a different location within the Project, at its sole cost, upon not less than thirty (30) days’ prior written notice to Tenant. If the basketball court is located on the Expansion Land, and if Tenant exercises the Expansion Option, and if Landlord does not relocate the basketball court prior to final completion of the Expansion Space as permitted hereunder, then Landlord shall reimburse the costs incurred by Tenant to construct and install such basketball court, payable by Landlord to Tenant within thirty (30) days’ after delivery by Tenant to Landlord of a written invoice therefor, with reasonable supporting documentation, in which case Landlord shall include such reimbursed amount in the Expansion Budget (as defined in the Option Agreement) for purposes of the Expansion Rent Calculation (as defined in the Option Agreement). Landlord and Tenant acknowledge and agree that the work to construct and install the volleyball court is Substantially Complete, subject to delineation of the exterior boundary of the volleyball court and the installation of the volleyball net and the aggregate and sand within the volleyball court, all of which are Punchlist Items. In addition, upon the Effective Date, Tenant acknowledges and agrees that Tenant shall not have any right to assert any claims or pursue any other remedies against Landlord under the Lease, at law or in equity to the extent arising from any dispute with respect to the Lease between Landlord and Tenant existing as of the Effective Date, including but not limited to any alleged delay in the occurrence of (or alleged failure by Landlord to achieve or to use commercially reasonable efforts to achieve) the TI Ready Condition for Buildings A, B or D or any other Key Milestone Date under the Lease or any alleged Landlord Delay or other alleged delay of Landlord in connection with the construction of the Project under the Lease, the condition of the sill plates within the Buildings, or any costs incurred by Tenant to construct the Tenant Improvements or perform any other work with respect to the Project; including but not limited to any claims for any Rent credit or free Rent; any postponement of Rent; any extension of time periods for the performance of Tenant’s obligations under the Lease; any termination of the Lease; or any reimbursement of costs or damages incurred (or alleged to have been incurred) by Tenant in connection with the construction of the Project, including the Tenant Improvements (collectively, “Tenant Claims”); and Tenant, on behalf of itself and its affiliates and their respective successors and assigns (collectively, with Tenant, “Tenant Parties”), hereby absolutely and irrevocably waives, remises, discharges and releases Landlord and Landlord’s parent companies and their respective affiliates and lenders, and all of their respective successors and assigns (collectively, with Landlord, “Landlord Parties”), from any and all such Tenant Claims, known or unknown, that any Tenant Party had, has or may have against any Landlord Party. For purposes of clarity, the “Landlord Parties” being released by the Tenant Parties pursuant to this Amendment do not include Landlord’s contractors or their subcontractors. The release of the Landlord Parties by the Tenant Parties set forth in this Section 7(b) shall not apply to (and such release expressly excludes) Landlord’s obligation to perform its obligations under the Lease to the extent arising from and after the Effective Date or any claims that may be asserted by Tenant against Landlord based on any alleged new default by Landlord of any express obligation of Landlord under the Lease after the Effective Date that is not expressly waived pursuant to the terms of this Amendment. Further, notwithstanding any other provision of this Amendment, the release by the Tenant Parties set forth in this Section 7(b) shall not apply to (and such release expressly excludes) any claims that may be asserted by Tenant against Landlord after the Effective Date under Section 4.7 of the Existing Lease or for completion of the Punchlist Items pursuant to Sections 4.2 and 4.3 of the Existing Lease, regardless of whether those claims currently exist and whether Tenant currently knows or does not know of those claims. With respect to the Tenant Claims released in this Section 7(b), Tenant expressly waives any and all rights that Tenant may have under Section 1542 of the California Civil Code, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Tenant’s initials
(c)    (i) Upon the Effective Date, Landlord acknowledges and agrees that Landlord shall not have any right to assert any claims or pursue any other remedies against Tenant under the Lease, at law or in equity to the extent arising from any dispute with respect to the Lease between Landlord and Tenant existing as of the Effective Date, including but not limited to any claims for reimbursement of any costs incurred by Landlord to construct the Project and Base Building Work; claims for payment or reimbursement of utility costs under Section 13.4 of the Existing Lease to the extent arising prior to the Effective Date; or for the Claimed Existing Rent Default (collectively, “Landlord Claims), and Landlord, on behalf of itself and the Landlord Parties, hereby absolutely and irrevocably waives, remises, discharges and releases Tenant and the Tenant Parties from any and all such Landlord Claims, known or unknown, that any Landlord Party had, has or may have against any Tenant Party. The release of the Tenant Parties by the Landlord Parties set forth in this Section 7(c) shall not apply to (and such release expressly excludes) (i) Tenant’s obligation to pay the Tenant Payment Amount by the Tenant Payment Deadline in accordance with this Amendment, (ii) Tenant’s obligation to pay any Rent and perform its other obligations under the Lease to the extent arising from and after the Effective Date, (iii) any increased costs incurred by Landlord to the extent arising from any change to the Current Project and Base Building Plans requested by Tenant after the Effective Date, and (iv) any claims that may be asserted by Landlord against Tenant based on any alleged new default by Tenant after the Effective Date of any express obligation of Tenant under the Lease that is not expressly waived pursuant to the terms of this Amendment. With respect to the release set forth in this Section 7(c), Landlord expressly waives any and all rights that Landlord may have under Section 1542 of the California Civil Code, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Landlord’s initials

8.Ratification of Completion Guaranty. Tenant hereby ratifies and confirms the completion guaranty provided by Tenant to Landlord pursuant to Section 46 of the Existing Lease, with the exception of Section 46(iii), and Tenant acknowledges and agrees that the remaining Guaranteed Obligations shall not be excused, reduced, modified, discharged or released due to the execution and delivery of this Amendment, and the execution and delivery of this Amendment shall not constitute any defense against Tenant’s obligation to perform or satisfy the remaining Guaranteed Obligations.
9.Broker. Tenant represents and warrants to Landlord that Tenant has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless the Landlord Parties for, from and against any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by Tenant or claiming to have been employed or engaged by Tenant. Landlord represents and warrants to Tenant that Landlord has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment and agrees to reimburse, indemnify, save, defend (at Tenant’s option and with counsel reasonably acceptable to Tenant, at Landlord’s sole cost and expense) and hold harmless the Tenant Parties for, from and against any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by Landlord or claiming to have been employed or engaged by Landlord.
10.Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.
11.Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.
12.Miscellaneous. This Amendment becomes effective only upon (a) the execution and delivery of this Amendment by Landlord and Tenant, and (b) the payment by Tenant to Landlord of the Tenant Payment Amount no later than the Tenant Payment Deadline in accordance with Section 5 above, in which case the date upon which both (a) and (b) shall have occurred shall be the “Effective Date.” The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a lease amendment and shall not be effective as a lease amendment or otherwise until the Effective Date.
13.Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment on Tenant’s behalf have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed. Landlord guarantees, warrants and represents that the individual or individuals signing this Amendment on Landlord’s behalf have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.
14.Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.
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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the Execution Date first above written.
LANDLORD:
BMR-LINCOLN CENTRE LP,
a Delaware limited partnership

By:    /s/ Tim Schoen
Name:    Tim Schoen
Title:    President and CEO

TENANT:
ILLUMINA, INC.,
a Delaware corporation

By:    /s/ Marc Stapley
Name:    Marc Stapley
Title:    Executive Vice President, Strategy & Corporate Development

BioMed Realty form dated 9/28/17